EXHIBIT 99.1
CB Financial Services, Inc.
Announces Fourth Quarter and Annual 2020 Financial Results and
Declares Quarterly Cash Dividend
WASHINGTON, PA., January 28, 2021 -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc. (“EU”), a wholly-owned insurance subsidiary of the Bank, today announced its fourth quarter and annual 2020 financial results.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
(Dollars in thousands, except share and per share data) (Unaudited)

Net Income (Loss) (GAAP)	$3,079	$(17,395)	$4,677	$(10,640)	$14,327
Earnings (Loss) per Common Share - Diluted (GAAP)	$0.57	$(3.22)	$0.85	$(1.97)	$2.63

Excluding Non-Recurring Items (Non-GAAP) (1):
Adjusted Net Income (Non-GAAP) (1)	$3,277	$1,844	$3,366	$8,797	$13,016
Adjusted Earnings per Common Share - Diluted (Non-GAAP) (1)	$0.61	$0.34	$0.62	$1.63	$2.39
(1)    Refer to Explanation of Use of Non-GAAP Financial Measures and reconciliation of net income (loss) and adjusted earnings per common share - diluted in this Press Release.
Quarterly and annual results were impacted by the following significant non-recurring items:
•The Company conducted a goodwill impairment analysis at September 30, 2020 and determined that $18.7 million of goodwill was deemed impaired and written off for the three months ended September 30, 2020 and year ended December 31, 2020, reducing goodwill to $9.7 million at December 31, 2020. This non-cash charge was deemed non-core and had no impact on the Company’s tangible equity, cash flows, liquidity or regulatory capital.
•The Company incurred a pre-tax non-cash impairment of fixed assets of $1.1 million for the year ended December 31, 2020 as a result of the previously announced Monessen branch closure. The property was written down by $884,000 to its fair value of $240,000 in the third quarter of 2020 and was subsequently donated in the fourth quarter of 2020 with the remaining $240,000 written off.
•The Company recognized a one-time income tax benefit of $1.3 million for the three months and year ended December 31, 2019 related to the reversal of a valuation allowance for an alternative minimum tax credit carryforward.
The Company also announced that its Board of Directors has declared a $0.24 quarterly cash dividend per outstanding share of common stock, payable on or about February 26, 2021, to stockholders of record as of the close of business on February 16, 2021.
President and CEO John H. Montgomery stated, “A turbulent year ended on a positive note with adjusted quarterly results that were comparable to the prior year quarter, which was the last full quarter before the impacts of the pandemic began. This quarter was aided by PPP loan fees and lack of a provision for loan losses after buildup of the reserves at the onset of the pandemic. Absent the hotel segment that we continue to closely monitor, the pandemic has not significantly impacted the credit quality within the portfolio where delinquencies and loans in deferral have remained manageable. While the Bank’s core deposits and mix of noninterest bearing deposits well-positions our overall deposit costs, margin compression and utilization of excess liquidity will continue to be a challenge. We will strategically focus on operational efficiencies, technology and automation to mitigate this pressure on our net interest margin. With the vaccine in place, our thoughts look ahead with the hope the pandemic and recession will soon be behind us and the Company’s strengths positions it for the future.”
Payroll Protection Program (“PPP”) Update
The Small Business Administration reopened the PPP the week of January 11, 2021 and began accepting applications for both First Draw and Second Draw PPP Loans. Second Draw PPP Loans are available for certain eligible borrowers that previously received a PPP loan. A Second Draw PPP Loan has the same general terms as the First Draw PPP Loan. A borrower is generally eligible for a Second Draw PPP Loan if the borrower previously received a First Draw PPP Loan and will or has used the full amount only for authorized uses, has no more than 300 employees, and can demonstrate at least a 25% reduction in gross receipts between comparable quarters in 2019 and 2020. For most borrowers, the maximum amount of a Second Draw PPP Loan is 2.5x average monthly 2019 or 2020 payroll costs up to $2.0 million.
PPP loans can be used to help fund payroll costs, including benefits, and may also be used to pay for mortgage interest, rent, utilities, worker protection costs related to COVID-19, uninsured property damage costs caused by looting or vandalism during 2020, and certain supplier costs and expenses for operations. SBA will forgive loans if all employee retention criteria are met, and the funds are used for eligible expenses. PPP loans have an interest rate of 1% per annum. Loans issued prior to June 5, 2020 have a maturity of two years. Loans issued after June 5, 2020 have a maturity of five years. Loan payments will be deferred for borrowers who apply for loan forgiveness until SBA remits the borrower's loan forgiveness amount to the lender. If a borrower does not apply for loan forgiveness, payments are deferred 10 months after the end of the covered period for the borrower’s loan forgiveness (either 8 weeks or 24 weeks). For PPP loans made on or after December 27, 2020, the lender’s processing fee from the SBA is the lesser of 50% or $2,500 for loans up to $50,000, 5% for loans greater than $50,000 and up to $350,000, 3% for loans greater than $350,000 and less than $2.0 million and 1% for loans of at least $2.0 million. As of January 25, 2021, the Bank received 100 applications totaling $19.8 million with total estimated processing fees of $790,000.
At December 31, 2020, PPP loans decreased $15.9 million to $55.1 million compared to $71.0 million at September 30, 2020 due to loan forgiveness. PPP loan originations in 2020 resulted in $2.2 million in net deferred origination fees. $1.1 million of net origination fees were unearned as of December 31, 2020 and are expected to be earned ratably over the remaining life of the loans or immediately upon receipt of funds from the SBA for forgiveness. $1.1 million of net origination fees were earned in 2020 and $604,000 for the three months ended December 31, 2020.
Statement of Operations - Quarter to Prior Year Quarter Highlights
Net interest income decreased $305,000, or 2.8%, to $10.6 million for the three months ended December 31, 2020 compared to $10.9 million for the three months ended December 31, 2019.
•Net interest margin decreased 35 basis points (“bps”) to 3.22% for the three months ended December 31, 2020 compared to 3.57% the three months ended December 31, 2019.
•Interest and dividend income decreased $1.2 million, or 9.4%, to $11.8 million for the three months ended December 31, 2020 compared to $13.0 million for the three months ended December 31, 2019.
◦Interest income on loans decreased $253,000, or 2.3%, to $10.8 million for the three months ended December 31, 2020 compared to $11.1 million for the three months ended December 31, 2019. While average loans increased $102.6 million compared to the three months ended December 31, 2019, the average yield decreased 56 bps to 4.18%. The current quarter loan yield compared to the quarter ended December 31, 2019 was significantly impacted by the 150 bp decline in the Wall Street Journal Prime Rate in March 2020, which resulted in immediate decrease in interest rates on adjustable rate loans linked to that index and further impacted new loan rates. To a lesser extent, PPP loans decreased loan yield approximately 3 bps but that was offset by the recognition of $604,000 of net origination fees. The impact of the accretion of the credit mark on acquired loan portfolios was $141,000 for the three months ended December 31, 2020 compared to $82,000 for the three months ended December 31, 2019, or 5 bps in the current period compared to 3 bps in the prior period.
◦Interest income on taxable investment securities decreased $607,000, or 45.6%, to $725,000 for the three months ended December 31, 2020 compared to $1.3 million for the three months ended December 31, 2019 driven by a $52.2 million decrease in average investment securities balances and 70 bps decrease in average yield. Interest income on tax-exempt investment securities decreased $31,000, or 28.4%, to $78,000 for the three months ended December 31, 2020 compared to $109,000 for the three months ended December 31, 2019 primarily driven by a decrease of $4.4 million in average balance. The Federal Reserve’s decision to drop the benchmark interest rate resulted in significant calls of U.S. government agency securities and paydowns on mortgage-backed securities in the declining interest rate environment, which were replaced with lower-yielding securities or maintained in cash.
◦Other interest and dividend income, which primarily consists of interest-bearing cash, decreased $316,000, or 76.1% to $99,000 for the three months ended December 31, 2020 compared to $415,000 for the three months ended December 31, 2019. Average other interest-earning assets increased $51.7 million compared to the three months ended December 31, 2019 primarily from buildup of cash as a result of calls of U.S. government agency and municipal securities, PPP funds deposited with the Bank, and government stimulus payments, but average yield declined 164 bps due to interest rate cuts on interest-earning cash deposits held at other financial institutions.
•Interest expense on deposits decreased $860,000, or 45.4%, to $1.0 million for the three months ended December 31, 2020 compared to $1.9 million for the three months ended December 31, 2019. While average interest-earning deposits increased $18.6 million compared to the three months ended December 31, 2019, interest rate declines for all products driven by pandemic-related interest rate cuts and efforts to control pricing resulted in a 41 bp decrease in average cost compared to the three months ended December 31, 2019.
There was no provision for loan losses recorded for the three months ended December 31, 2020 compared to $175,000 for the three months ended December 31, 2019. Activity that contributed to a lack of provision in the current period was the following:
•At December 31, 2020, specific reserves on impaired loans decreased $2.2 million compared to September 30, 2020. Despite a $931,000 charge-off on a commercial real estate loan related to a hotel, this collateral dependent loan previously had a $1.3 million specific reserve established in the third quarter of 2020. In addition, based on recent appraisal and financial data, two commercial relationships no longer required $1.1 million of specific reserves that were established in the third quarter of 2020. Loans individually evaluated for impairment increased $9.4 million at December 31, 2020 compared to September 30, 2020 and were excluded from homogenous loans pools with one commercial and industrial loan requiring a $206,000 specific reserve.
•Total loans decreased $6.1 million at December 31, 2020 compared to September 30, 2020. This was driven by a $15.9 million decline in PPP loans due to forgiveness and $8.4 million decline in other municipal loans, both categories which do not have an allowance associated with them. As a result, there was net growth of $18.2 million of loans that required a provision in the current quarter, primarily in construction loans and nonowner occupied commercial real estate loans, combined with an increase in the historical loss factor related to the hotel charge-off, which offset the decline in specific reserves.
Noninterest income increased $456,000, or 19.6%, to $2.8 million for the three months ended December 31, 2020, compared to $2.3 million for the three months ended December 31, 2019.
•Service fees decreased $83,000 to $560,000 for the three months ended December 31, 2020, compared to $643,000 for the three months ended December 31, 2019 due to decreases in overdraft fees and customer usage from the pandemic.
•Insurance commissions increased $98,000 to $1.4 million for the three months ended December 31, 2020 compared to $1.3 million for the three months ended December 31, 2019 due to a $63,000 increase in contingency fees and commercial line policies. Contingency fees are profit sharing commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses, policy cancellations and stop loss charges.
•Net gain on sale of loans was $388,000 for the three months ended December 31, 2020 with robust mortgage loan production from refinances driven by reduced interest rates in the current quarter compared to $76,000 for the three months ended December 31, 2019.
•The Company’s marketable equity securities, which are primarily comprised of bank stocks, reflected an increase in value of $202,000 for the current period.
•Other (loss) income decreased $17,000 compared to the three months ended December 31, 2019 due to an increase in amortization on mortgage servicing rights in the current period. Temporary impairment on mortgage servicing rights was $34,000 for the three months ended December 31, 2020 compared to $71,000 for the three months ended December 31, 2019.
Noninterest expense increased $699,000, or 7.7%, to $9.7 million for the three months ended December 31, 2020 compared to $9.0 million for the three months ended December 31, 2019. This was primarily impacted by the writedown on fixed assets of $240,000 for the donation of property as previously noted. Excluding the impact of this non-cash charge, noninterest expense increased $459,000, or 5.1%, to $9.5 million for the three months ended December 31, 2020 compared to $9.0 million for the three months ended December 31, 2019.
•Salaries and employee benefits increased $86,000 to $5.1 million for the three months ended December 31, 2020 compared to $5.0 million for the three months ended December 31, 2019. The increase was primarily due to $162,000 in severance payments and $125,000 in compensation related to the CEO relocation in the current period offset by a decrease in employee benefits expense.
•Occupancy expense decreased $60,000 to $606,000 for the three months ended December 31, 2020 compared to $666,000 for the three months ended December 31, 2019. The decrease was primarily related to a reduction in repair and maintenance costs in the current quarter.
•Contracted services increased $261,000 to $577,000 for the three months ended December 31, 2020 compared to $316,000 for the three months ended December 31, 2019 primarily due to temporary employees and consultants assisting with PPP loan processing and core infrastructure improvements.
•Data processing increased $51,000 to $476,000 for the three months ended December 31, 2020 compared to $425,000 for the three months ended December 31, 2019 primarily due to technology investments and SBA software license.
•Federal Deposit Insurance Corporation (“FDIC”) assessment expense increased $301,000 to $344,000 for the three months ended December 31, 2020 compared to $43,000 for the three months ended December 31, 2019 due to deposit insurance fund credits approved for banks with less than $10 billion in assets that were fully utilized in the prior period. In addition, the net loss recognized for the three months ended September 30, 2020 primarily due to goodwill impairment negatively impacted the assessment rate in the current period resulting in an increased assessment.
•Legal fees and professional fees decreased $45,000 to $185,000 for the three months ended December 31, 2020 compared to $230,000 for the three months ended December 31, 2019 due to audit fees associated with first year implementation of Sarbanes Oxley requirements and legal fees associated with the transition of the CEO in the prior period.
•Other noninterest expense decreased $183,000 to $916,000 for the three months ended December 31, 2020 compared to $1.1 million for the three months ended December 31, 2019 primarily due to decreases in travel-related expenses, meals and telephone costs from employee work-at home arrangements during the pandemic.
Statement of Operations - Quarter to Prior Quarter Highlights
Net interest income increased $218,000, or 2.1%, to $10.6 million for the three months ended December 31, 2020 compared to $10.4 million for the three months ended September 30, 2020.
•Net interest margin was 3.22% and increased 1 bp for the three months ended December 31, 2020 compared to the three months ended September 30, 2020.
•Interest and dividend income increased $99,000, or 0.8%, to $11.8 million for the three months ended December 31, 2020 compared to $11.7 million for the three months ended September 30, 2020.
◦Interest income on loans increased $124,000, or 1.2%, to $10.8 million for the three months ended December 31, 2020 compared to $10.7 million for the three months ended September 30, 2020. The average yield increased 5 bps due to the recognition of $604,000 of net origination fees on PPP loans in the current quarter, primarily due to processing loan forgiveness, compared to $274,000 in the prior quarter.
◦Interest income on taxable investment securities decreased 28,000, or 3.7% to $725,000 for the three months ended December 31, 2020 compared to $753,000 for the three months ended September 30, 2020 driven by a 26 bp decrease in average yield from higher-yielding mortgage-backed securities paydowns and offset by a $9.7 million increase in average investment securities balance from U.S. government agency purchases.
•Interest expense on deposits decreased $114,000, or 9.9%, to $1.0 million for the three months ended December 31, 2020 compared to $1.2 million for the three months ended September 30, 2020. While average interest-bearing deposits increased $17.0 million, interest rate declines primarily from maturing certificates of deposit driven by pandemic-related interest rate cuts and efforts to control pricing resulted in a 6 bp decrease in average cost compared to the three months ended September 30, 2020.
There was no provision for loan losses recorded for the three months ended December 31, 2020 compared to $1.2 million for the three months ended September 30, 2020. Refer to the Statement of Income - Quarter to Prior Year Quarter Highlights section above for further details on the provision in the current period. The prior quarter provision was driven by an increase in specific reserves related to commercial real estate loans, which was partially offset by a reduction in the qualitative factors related to economic trends and industry conditions due to improving macroeconomic conditions.
Noninterest income increased $605,000, or 27.8%, to $2.8 million for the three months ended December 31, 2020, compared to $2.2 million for the three months ended September 30, 2020.
•Insurance commissions increased $324,000 to $1.4 million for the three months ended December 31, 2020 compared to $1.1 million for the three months ended September 30, 2020 primarily due to lock-in of contingency fees.
•Net gain on sale of loans was $388,000 in the current period with continued robust mortgage loan production from refinances driven by reduced interest rates in the current quarter compared to $435,000 for the three months ended September 30, 2020.
•The Company’s marketable equity securities, which are primarily comprised of bank stocks, reflected an increase in fair value of $202,000 for the three months ended December 31, 2020 compared to a $59,000 loss or the three months ended September 30, 2020.
•Other (loss) income decreased $32,000 compared to the three months ended September 30, 2020 due to a $34,000 temporary impairment on mortgage servicing rights recognized in the current period.
Noninterest expense decreased $19.2 million, or 66.4% to $9.7 million for the three months ended December 31, 2020 compared to $29.0 million for the three months ended September 30, 2020. This was primarily impacted by goodwill impairment of $18.7 million in the prior quarter as well as the writedown on fixed assets of $884,000 from the prior quarter compared to $240,000 in the current quarter. Excluding the impact of these non-cash charges, noninterest expense increased $94,000, or 1.0%, to $9.5 million for the three months ended December 31, 2020 compared to $9.4 million for the three months ended September 30, 2020.

•Occupancy expense decreased $153,000 to $606,000 for the three months ended December 31, 2020 compared to $759,000 for the three months ended September 30, 2020. The decrease was primarily related to a one-time $84,000 early lease termination payment from the Bethlehem branch closure in the prior quarter and a decrease in property management costs and utilities in the current quarter.
•Contracted services increased $46,000 to $577,000 for the three months ended December 31, 2020 compared to $531,000 for the three months ended September 30, 2020 primarily due to temporary employees hired to assist with PPP loan processing and a consulting agreement with the former CEO.
•FDIC assessment expense increased $172,000 to $344,000 for the three months ended December 31, 2020 compared to $172,000 for the three months ended September 30, 2020. The net loss recognized for the three months ended September 30, 2020 was primarily due to goodwill impairment, which negatively impacted the FDIC assessment rate in the current period resulting in an increased assessment.
Statement of Operations - Year End Highlights
Net interest income decreased $1.3 million, or 2.9%, to $41.9 million for the year ended December 31, 2020 compared to $43.2 million for the year ended December 31, 2019.
•Interest and dividend income decreased $3.6 million, or 7.0%, to $47.5 million for the year ended December 31, 2020 compared to $51.0 million for the year ended December 31, 2019.
◦Interest income on loans decreased $293,000, or 0.7%, to $42.9 million for the year ended December 31, 2020 compared to $43.2 million for the year ended December 31, 2019. Although average loans increased $94.6 million, primarily driven by PPP loans, commercial loans and mortgage loans; the loan yield for the year ended December 31, 2020 decreased 47 bps compared to the year ended December 31, 2019. The current period loan yield was significantly impacted by the 150 bp decline in the Wall Street Journal Prime Rate in March 2020, which resulted in an immediate decrease in interest rates on adjustable rate loans linked to that index and further impacted new loan rates. In addition, PPP loans decreased the loan yield approximately 4 bps in the current year. $1.1 million in net origination fees and $470,000 of loan interest income were recognized in the current year on PPP loans.
◦Interest income on taxable investment securities decreased $2.0 million, or 35.9%, to $3.6 million for the year ended December 31, 2020 compared to $5.6 million for the year ended December 31, 2019 driven by a $58.0 million decrease in average investment securities primarily from significant calls of U.S. government agency securities and paydowns on mortgage-backed securities in a declining interest rate environment, which were replaced with lower-yielding securities. In addition, $17.9 million of securities were sold in the second quarter of 2020 to recognize gains on higher-interest mortgage-backed securities that were paying down quicker than expected. Current period yield benefited from approximately $231,000 in discount accretion from U.S. government agency calls.
◦Interest income on tax-exempt investment securities decreased $239,000, or 39.3%, to $369,000 for the year ended December 31, 2020 compared to $608,000 for the year ended December 31, 2019 primarily driven by a decrease of $9.1 million in average balance from municipal securities calls.
◦Interest from other interest-earning assets, which primarily consists of interest-earning cash, decreased $995,000, or 65.8% for the year ended December 31, 2020 compared to the year ended December 31, 2019 even though average balances increased $48.9 million primarily related to funds received from investment securities and deposit activity. The impact on interest income was primarily due to declines on interest rates earned on deposits at other financial institutions, which resulted in a 218 bp decrease in average yield.
•Interest expense on deposits decreased $2.1 million, or 29.2%, to $5.2 million for the year ended December 31, 2020 compared to $7.3 million for the year ended December 31, 2019. While average interest-bearing deposits increased $16.0 million, interest rate declines for all products driven by pandemic-related interest rate cuts and efforts to control pricing resulted in a 27 bp decrease in average cost compared to the year ended December 31, 2019.
The provision for loan losses was $4.0 million for the year ended December 31, 2020, compared to $725,000 for the year ended December 31, 2019. The pandemic resulted in an increase in unemployment and recessionary economic conditions in the current year. Based on evaluation of the macroeconomic conditions, the qualitative factors used in the allowance for loan loss analysis were increased in the current year primarily related to economic trends and industry conditions as a result of the pandemic and vulnerable industries such as hospitality, retail and restaurants. In addition, an increase in commercial real estate loans combined with an increase in the historical loss factor related to the hotel loan charge-off combined to increase commercial real estate loan reserves.
Noninterest income increased $904,000, or 10.6%, to $9.5 million for the year ended December 31, 2020, compared to $8.6 million for the year ended December 31, 2019.

•Service fees decreased $286,000 to $2.2 million for the year ended December 31, 2020, compared to $2.5 million for the year ended December 31, 2019 due to decreases in overdraft fees and customer usage from the pandemic.
•Insurance commissions increased $354,000, or 7.8%, to $4.9 million for the year ended December 31, 2020, compared to $4.5 million for the year ended December 31, 2019 due to an increase in both commercial and personal line policies partially offset by a $48,000 decrease in contingency fees.
•Other commissions increased $107,000, or 28.8%, to $479,000 for the year ended December 31, 2020, compared to $372,000 for the year ended December 31, 2019 due to a vendor bonus received for reaching certain volume quotas.
•Net gain on sales of loans was $1.4 million in the current period compared to $266,000 in the prior period primarily due to increased mortgage loan production from refinances driven by reduced interest rates, which were sold to reduce interest rate risk on lower yielding, long-term assets.
•Net gain on sales of securities was $500,000 in the current period to recognize gains on higher-interest mortgage-backed securities that were paying down quicker than expected compared to a net loss of $50,000 in the prior period.
•The Company’s marketable equity securities, which are primarily comprised of bank stocks, reflected a decline in value of $267,000 for the current period primarily from the impact of COVID-19 on the banking industry.
•The Company recorded a $61,000 net loss on disposal of fixed assets in the current year, of which $48,000 related to the sale of the former EU headquarters.
•There was a $460,000 decrease in other (loss) income as a result of an increase in amortization on mortgage servicing rights combined with a $303,000 temporary impairment on mortgage servicing rights recognized in the current period due to a decline in the interest rate environment that caused increased prepayment speeds and resulted in a decrease in fair value of the serviced mortgage portfolio.
Noninterest expense increased $21.8 million, or 62.4%, to $56.8 million for the year ended December 31, 2020 compared to $35.0 million for the year ended December 31, 2019. This was primarily impacted by goodwill impairment of $18.7 million and writedown on fixed assets of $1.1 million as previously noted. Excluding the impact of these non-cash charges, noninterest expense increased $2.0 million, or 5.7% to $37.0 million for the year ended December 31, 2020 compared to $35.0 million for the year ended December 31, 2019
•Salaries and employee benefits increased $496,000 for the year ended December 31, 2020 compared to $19.3 million for the year ended December 31, 2019. The Company recognized approximately $560,000 of one-time payments and related taxes and benefits from the transition and retention of a permanent CEO for the year ended December 31, 2020. Additionally, the increase is related to approximately $258,000 of expense from the Community Bank Cares 10% premium pay during the pandemic and $107,000 increase in restricted stock expense in the current period related to grants in December 2019. This was partially offset by a $407,000 one-time payment that reduced employee benefits from health insurance claims exceeding our stop-loss limit for the 2019 plan year and change from a self-funded to a fully insured plan. Final calculation of the stop loss payment was completed 90 days after the end of the plan year. Also the Company benefited from deferred employee-related loan origination costs associated with PPP loans.
•Occupancy expense increased $112,000 to $2.8 million for the year ended December 31, 2020 compared to $2.7 million for the year ended December 31, 2019. The increase was primarily related to a one-time $84,000 early lease termination payment from the Bethlehem branch closure and an increase in property management costs.
•Equipment expense decreased $167,000 to $935,000 for the year ended December 31, 2020 compared to $1.1 million for the year ended December 31, 2019 as the result of decrease in depreciation and repairs and maintenance.
•Data processing increased $260,000 to $1.8 million for the year ended December 31, 2020 compared to $1.6 million for the year ended December 31, 2019 primarily due to technology investments.
•FDIC assessment expense increased $426,000 to $837,000 for the year ended December 31, 2020 compared to $411,000 for the year ended December 31, 2019 due to deposit insurance fund credits approved for banks with less than $10 billion in assets in the prior period. In addition, the net loss recognized for the three months ended September 30, 2020 primarily due to goodwill impairment negatively impacted the assessment rate in the current period resulting in an increased FDIC assessment.
•Contracted services increased $787,000 to $2.0 million for the year ended December 31, 2020 compared to $1.3 million for the year ended December 31, 2019, primarily due to temporary employees hired to assist with PPP loan processing and consultants used to assist in core infrastructure improvements. In addition, consulting fees in the current period associated with the search for a permanent CEO were $177,000.
•Legal fees and professional fees increased $64,000 to $752,000 for the year ended December 31, 2020 compared to $688,000 for the year ended December 31, 2019 due to fees associated with the transition and retention of a permanent CEO.

•Advertising decreased $67,000 to $664,000 for the year ended December 31, 2020 compared to $731,000 for the year ended December 31, 2019 due to reduced marketing initiatives during the pandemic.
Statement of Financial Condition Highlights
Assets. Total assets increased $95.2 million, or 7.2%, to $1.42 billion at December 31, 2020, compared to $1.32 billion at December 31, 2019.
•Cash and due from banks increased $80.7 million, or 100.6%, to $160.9 million at December 31, 2020, compared to $80.2 million at December 31, 2019.
•Investment securities classified as available-for-sale decreased $52.0 million, or 26.3%, to $145.4 million at December 31, 2020, compared to $197.4 million at December 31, 2019. This was primarily the result of $91.2 million of paydowns on mortgage-backed securities and calls of U.S. government agency and municipal securities due to the market interest rate decreases that occurred in light of the COVID-19 pandemic. In addition, there was the purchase of $68.9 million of mortgage-backed securities and U.S. government agency securities partially offset by $17.9 million of mortgage-backed securities sales to recognize gains on higher-interest securities that were paying down quicker than expected. In addition, there was a $1.0 million increase in the market value of the debt securities portfolio attributed to market interest rate decreases and $267,000 loss in market value in the marketable equity securities portfolio, which is primarily comprised of bank stocks.
Loans and Credit Quality
•Total loans increased $92.3 million to $1.04 billion at December 31, 2020 and represented 9.7% annualized growth. Loan growth was primarily due to originating 638 Payroll Protection Program (“PPP”) loans totaling $71.0 million, mainly in the second quarter of 2020, which included $2.2 million in net deferred origination fees. $1.1 million of origination fees were unearned as of December 31, 2020 and are expected to be earned ratably over the remaining life of the loan or immediately upon receipt of funds from the SBA for forgiveness. $1.1 million of net origination fees were earned in 2020 and $604,000 for the three months ended December 31, 2020. Due to loan forgiveness, PPP loans totaled $55.1 million at December 31, 2020. Excluding the impact of PPP loans, organic loan growth was $37.2 million and represented an annualized growth rate of 3.9% as of December 31, 2020. 2020 loan growth was experienced through net funding of $37.0 million in construction loans and $22.2 million in commercial real estate loans. Excluding the impact of PPP loans, average loans for the year ended December 31, 2020 increased $48.9 million compared to the year ended December 31, 2019. In October 2020, the SBA began processing loan forgiveness.
•The allowance for loan losses was $12.8 million at December 31, 2020 compared to $13.8 million at September 30, 2020 and $9.9 million at December 31, 2019. This reflects a $4.0 million 2020 provision for loan loss primarily due to a net increase in qualitative factors related to economic and industry conditions to account for the adverse economic impact of COVID-19 and an increase in historical loss factors from the $931,000 commercial real estate loan charge-off in the fourth quarter of 2020. This charge-off was related to a hotel loan. As a result, the allowance for loan losses to total loans increased from 1.04% at December 31, 2019 to 1.31% at September 30, 2020 and 1.22% at December 31, 2020. No allowance was allocated to the PPP loan portfolio due to the Bank complying with the lender obligations that ensure SBA guarantee. The allowance for loan losses to total loans, excluding PPP loans, was 1.29% at December 31, 2020 compared to 1.41% at September 30, 2020.
•Net charge-offs were $1.0 million and $1.1 million, or 0.39% and 0.11% to average loans on an annualized basis, for the three months and year ended December 31, 2020, due to the $931,000 commercial real estate loan charge-off noted previously. Net charge-offs were $58,000 and $416,000, or 0.02% and 0.05% to average loans on an annualized basis, for the three months ended and year ended December 31, 2019, respectively. Net charge-offs were primarily attributable to indirect automobile loans in the prior periods.
•Nonperforming loans were $14.5 million at December 31, 2020 compared to $15.0 million at September 30, 2020 and $5.4 million at December 31, 2019. Nonperforming loans to total loans ratio was 1.39% at December 31, 2020 compared to 1.43% at September 30, 2020 and 0.57% at December 31, 2019. Nonaccrual loans increased primarily as a result of two commercial real estate loans (hotels) with a total principal balance of $6.9 million and $7.9 million at December 31, 2020 and September 30, 2020, respectively, and one commercial and industrial loan relationship totaling $1.3 million and $1.4 million at December 31, 2020 and September 30, 2020, respectively, that were downgraded to substandard-rated.
•As a result of the pandemic, the Bank provides borrower support and relief through short-term loan forbearance options by primarily allowing: (a) deferral of three- to six-months of payments; or (b) for consumer loans not secured by a real estate mortgage, three months of interest-only payments that also extends the maturity date of the loan by three months. In certain circumstances, a second three- or six-month deferral period was granted.

The following table provides details of loans in forbearance at the dates indicated.

	December 31, 2020			September 30, 2020
	Number of Loans	Amount	% of Portfolio	Number of Loans	Amount	% of Portfolio
(Dollars in thousands) (Unaudited)

Real Estate:
Residential	4	749	0.2%	11	1,242	0.4%
Commercial	8	19,818	5.3%	9	13,885	3.9%
Construction	1	1,958	2.7%	1	7,162	10.4%
Commercial and Industrial	5	1,219	1.0%	1	122	0.1%
Consumer	13	356	0.3%	12	295	0.3%
Other	—	—	—%	—	—	—%
Total Loans in Forbearance	31	$24,100	2.3%	34	$22,706	2.2%
Loans on deferral at December 31, 2020 include the following:
•Hotels - three commercial real estate loans totaling $8.2 million and a $2.0 million construction loan.
•Office and retail space - two commercial real estate loans totaling $8.3 million.
•One business relationship that rents equipment, supplies and other materials for events comprised three commercial real estate loans totaling $3.3 million, and five commercial and industrial loans totaling $1.2 million
The majority of the commercial real estate loans, construction loans and commercial and industrial loans are on deferral for six months through July 2021.
The following table sets forth details at December 31, 2020 of industries considered at higher risk and negatively impacted by the COVID-19 pandemic:

	Industry				Forbearance
	Weighted Average Risk Rating (1)	Industry Amount	As a Percent of Total Risk Based Capital	As a Percent of Loan Class	Number of Loans	Weighted Average Risk Rating (1)	Forbearance Amount	As a Percent of Industry
(Dollars in thousands) (Unaudited)

Commercial Real Estate - Owner Occupied:
Retail	3.4	$27,240	22.6%	7.3%	1	4.0	$2,760	10.1%

Commercial Real Estate - Nonowner Occupied:
Retail	3.9	68,655	57.0	18.4	—	—	—	—
Hotels	5.3	24,832	20.6	6.6	3	5.9	8,246	33.2

Construction - Commercial Real Estate:
Retail	4.0	10,925	9.1	15.0	—	—	—	—
Hotels	4.7	5,798	4.8	8.0	1	6.0	1,958	33.8

Total:
Retail	3.8	106,820	88.6		1	4.0	2,760
Hotels	5.2	30,630	25.4		4	5.9	10,204
(1) Loan risk ratings of 1-4 are considered a pass-rated credit, 5 is special mention, 6 is substandard, 7 is doubtful and 8 is loss.
Liabilities. Total liabilities increased $111.8 million, or 9.6%, to $1.28 billion at December 31, 2020 compared to $1.17 billion at December 31, 2019.
•Deposits benefited from PPP loan originations and to a lesser extent government stimulus payments and increased $106.2 million to $1.22 billion as of December 31, 2020 compared to $1.12 billion at December 31, 2019. Noninterest bearing demand deposits, NOW accounts and savings accounts increased $73.4 million, $27.8 million and $18.2 million, respectively, partially offset by a decrease of $29.7 million in time deposits. The impact of the PPP loans that were originated and the proceeds of which were initially deposited at the Bank was approximately $54.8 million. Consumer’s tendency to save and lack of spending as a result of the pandemic were also driving factors in the increase. Annualized deposit growth rate was 9.5% including PPP loan deposits and 4.6% without PPP loan deposits, representing organic deposit growth. Average total deposits increased $17.8 million, primarily in interest-bearing deposits, for the three months ended December 31, 2020 compared to the three months ended September 30, 2020.
•Short-term borrowings increased $10.5 million, or 34.3%, to $41.1 million at December 31, 2020, compared to $30.6 million at December 31, 2019. At December 31, 2020 and 2019, short-term borrowings were comprised entirely of securities sold under agreements to repurchase. The increase is related to business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase.
•Other borrowed funds decreased $6.0 million to $8.0 million at December 31, 2020 due to Federal Home Loan Bank borrowings that matured in the current period.
Stockholders’ Equity. Stockholders’ equity decreased $16.6 million, or 11.0%, to $134.5 million at December 31, 2020, compared to $151.1 million at December 31, 2019.
•Net loss was $10.6 million for the year ended December 31, 2020.
•Accumulated other comprehensive income increased $756,000 primarily due to market interest rate conditions in the current period on the Bank’s available-for-sale debt securities.
•The Company paid $5.2 million in dividends to common stockholders in the current year.
•Primarily as part of the Company’s stock repurchase program, the Company repurchased 68,434 shares of common stock totaling $1.9 million in the current year. COVID-19 prompted the Company to announce on March 19, 2020 that the stock repurchase program was suspended until further notice to preserve excess capital in support of the Bank’s business of providing financial services to its customers and communities. The program expired on November 24, 2020.
•Book value per share was $24.76 at December 31, 2020 compared to $27.65 at December 31, 2019, a decrease of $2.89 primarily due to goodwill impairment. Tangible book value per share (Non-GAAP) increased $0.90, or 4.4%, to $21.42 compared to $20.52 at December 31, 2019. Refer to “Explanation of Use of Non-GAAP Financial Measures” at the end of this Press Release.
About CB Financial Services, Inc.
CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 15 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, six offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Consolidated financial highlights of the Company are attached.
For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statement About Forward-Looking Statements
Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, general and local economic conditions, the scope and duration of economic contraction as a result of the COVID-19 pandemic and its effects on the Company’s business and that of the Company’s customers, changes in market interest rates, deposit flows, demand for loans, real estate values and competition, competitive products and pricing, the ability of our customers to make scheduled loan payments, loan delinquency rates and trends, our ability to manage the risks involved in our business, our ability to control costs and expenses, inflation, market and monetary fluctuations, changes in federal and state legislation and regulation applicable to our business, actions by our competitors, and other factors that may be disclosed in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.
Given the numerous unknowns and risks that are heavily weighted to the downside as a result of the COVID-19 pandemic, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting.

If efforts to contain COVID-19 are unsuccessful and shelter-in-place orders last longer than expected, the recession would be much longer and much more severe and damaging. Ineffective fiscal stimulus, or an extended delay in implementing it, are also major risks. The deeper the recession and the longer it lasts, the more it will damage consumer fundamentals and sentiment. This could both prolong the recession and make any recovery weaker. Similarly, the recession could damage business fundamentals. As a result, the outbreak and its consequences, including responsive measures to manage it, have had and are likely to continue to have an adverse effect, possibly materially, on our business and financial performance by adversely affecting, possibly materially, the demand and profitability of our products and services, the valuation of assets and our ability to meet the needs of our customers.

Contact:
John H. Montgomery
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data) (Unaudited)
Selected Financial Condition Data	December 31, 2020	September 30, 2020	December 31, 2019
Assets	$1,416,720	$1,392,876	$1,321,537
Cash and Cash Equivalents	160,911	112,169	80,217
Securities Available-for-Sale	145,400	158,956	197,385
Loans
Real Estate:
Residential	344,142	343,955	347,766
Commercial	373,555	353,904	351,360
Construction	72,600	69,178	35,605
Commercial and Industrial	126,813	144,315	85,586
Consumer	113,854	117,364	113,637
Other	13,789	22,169	18,542
Total Loans	1,044,753	1,050,885	952,496
Allowance for Loan Losses	(12,771)	(13,780)	(9,867)
Loans, Net	1,031,982	1,037,105	942,629
Premises and Equipment, Net	20,302	20,439	22,282
Goodwill	9,732	9,732	28,425
Intangible Assets, Net	8,399	8,931	10,527

Deposits
Non-Interest Bearing Demand Deposits	340,569	335,287	267,152
NOW Accounts	259,870	245,850	232,099
Money Market Accounts	199,029	188,958	182,428
Savings Accounts	235,088	232,691	216,924
Time Deposits	190,013	196,250	219,756
Total Deposits	1,224,569	1,199,036	1,118,359

Short-Term Borrowings	41,055	42,061	30,571
Other Borrowings	8,000	11,000	14,000

Stockholders’ Equity	134,530	133,299	151,097

	Three Months Ended			Year Ended
Selected Operating Data	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest and Dividend Income	$11,755	$11,656	$12,968	$47,467	$51,031
Interest Expense	1,121	1,240	2,029	5,563	7,857
Net Interest and Dividend Income	10,634	10,416	10,939	41,904	43,174
Provision for Loan Losses	—	1,200	175	4,000	725
Net Interest and Dividend Income After Provision for Loan Losses	10,634	9,216	10,764	37,904	42,449
Noninterest Income:
Service Fees	560	554	643	2,206	2,492
Insurance Commissions	1,403	1,079	1,305	4,878	4,524
Other Commissions	105	76	79	479	372
Net Gain on Sales of Loans	388	435	76	1,391	266
Net Gain (Loss) on Sales of Investment Securities	11	—	—	500	(50)
Change in Fair Value of Marketable Equity Securities	202	(59)	86	(267)	190
Net Gain on Purchased Tax Credits	16	15	8	62	35
Net (Loss) Gain on Disposal of Fixed Assets	(13)	(65)	—	(61)	2
Income from Bank-Owned Life Insurance	140	140	142	557	550
Other (Loss) Income	(34)	(2)	(17)	(274)	186
Total Noninterest Income	2,778	2,173	2,322	9,471	8,567
Noninterest Expense:
Salaries and Employee Benefits	5,126	5,124	5,040	19,809	19,313
Occupancy	606	759	666	2,797	2,685
Equipment	234	220	255	935	1,102
Data Processing	476	482	425	1,843	1,583
FDIC Assessment	344	172	43	837	411
PA Shares Tax	350	355	256	1,313	999
Contracted Services	577	531	316	2,048	1,261
Legal and Professional Fees	185	161	230	752	688
Advertising	178	148	186	664	731
Other Real Estate Owned (Income)	(39)	(12)	(22)	(69)	(103)
Amortization of Intangible Assets	532	532	532	2,128	2,127
Goodwill Impairment	—	18,693	—	18,693	—
Writedown of Fixed Assets	240	884	—	1,124	—
Other	916	919	1,099	3,893	4,163
Total Noninterest Expense	9,725	28,968	9,026	56,767	34,960
Income (Loss) Before Income Tax Expense (Benefit)	3,687	(17,579)	4,060	(9,392)	16,056
Income Tax Expense (Benefit)	608	(184)	(617)	1,248	1,729
Net Income (Loss)	$3,079	$(17,395)	$4,677	$(10,640)	$14,327

	Three Months Ended			Year Ended
Per Common Share Data	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Dividends Per Common Share	$0.24	$0.24	$0.24	$0.96	$0.96
Earnings (Loss) Per Common Share - Basic	0.57	(3.22)	0.86	(1.97)	2.64
Earnings (Loss) Per Common Share - Diluted	0.57	(3.22)	0.85	(1.97)	2.63
Adjusted Earnings Per Common Share - Diluted (Non-GAAP) (1)	0.61	0.34	0.62	1.63	2.39

Weighted Average Common Shares Outstanding - Basic	5,404,874	5,395,342	5,438.664	5,406,290	5,434,649
Weighted Average Common Shares Outstanding - Diluted	5,406,068	5,395,342	5,471.454	5,406,290	5,448,761

	December 31, 2020	September 30, 2020	December 31, 2019
Common Shares Outstanding	5,434,374	5,398,712	5,463,828
Book Value Per Common Share	$24.76	$24.69	$27.65
Tangible Book Value per Common Share (Non-GAAP) (1)	21.42	21.23	20.52
Tangible Common Equity to Tangible Assets (Non-GAAP) (1)	8.3%	8.3%	8.7%

	Three Months Ended			Year Ended
Selected Financial Ratios (2)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Return on Average Assets	0.87%	(4.90)%	1.39%	(0.77)%	1.09%
Adjusted Return on Average Assets (Non-GAAP) (1)	0.92	0.52	1.00	0.64	0.99
Return on Average Equity	9.13	(45.13)	12.40	(7.18)	9.89
Adjusted Return on Average Equity (Non-GAAP) (1)	9.72	4.78	8.93	5.94	8.98
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	141.58	141.98	134.93	139.89	134.08
Average Equity to Average Assets	9.49	10.85	11.19	10.75	11.05
Net Interest Rate Spread	3.07	3.03	3.32	3.13	3.40
Net Interest Rate Spread (FTE) (Non-GAAP) (1)	3.08	3.05	3.34	3.15	3.42
Net Interest Margin	3.21	3.19	3.55	3.30	3.62
Net Interest Margin (FTE) (Non-GAAP) (1)	3.22	3.21	3.57	3.32	3.64
Net Charge-offs to Average Loans	0.39	0.03	0.02	0.11	0.05
Efficiency Ratio	72.51	230.11	68.06	110.50	67.57
Adjusted Efficiency Ratio (Non-GAAP) (1)	68.06	69.78	64.64	68.14	63.83

Asset Quality Ratios	December 31, 2020	September 30, 2020	December 31, 2019
Allowance for Loan Losses to Total Loans (3)	1.22%	1.31%	1.04%
Allowance for Loan Losses to Total Loans, Excluding PPP Loans (Non-GAAP (1) (3)	1.29	1.41	1.04
Allowance for Loan Losses to Nonperforming Loans (3) (4)	88.15	91.84	183.33
Allowance for Loan Losses to Noncurrent Loans (3) (5)	117.20	114.01	315.95
Delinquent and Nonaccrual Loans to Total Loans (5) (6)	1.50	1.23	0.89
Nonperforming Loans to Total Loans (4)	1.39	1.43	0.57
Noncurrent Loans to Total Loans (5)	1.04	1.15	0.33
Nonperforming Assets to Total Assets (7)	1.04	1.09	0.42

Capital Ratios (8)	December 31, 2020	September 30, 2020	December 31, 2019
Common Equity Tier 1 Capital (to Risk Weighted Assets)	11.79%	11.62%	11.43%
Tier 1 Capital (to Risk Weighted Assets)	11.79	11.62	11.43
Total Capital (to Risk Weighted Assets)	13.04	12.88	12.54
Tier 1 Leverage (to Adjusted Total Assets)	7.81	7.63	7.85
(1)    Refer to Explanation of Use of Non-GAAP Financial Measures in this Press Release for the calculation of the measure and reconciliation to the most comparable GAAP measure.
(2)    Interim period ratios are calculated on an annualized basis.
(3)    Loans acquired in connection with the mergers with FedFirst Financial Corporation and First West Virginia Bancorp were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(4)    Nonperforming loans consist of nonaccrual loans, accruing loans that are 90 days or more past due, and troubled debt restructured loans.
(5)    Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)    Delinquent loans consist of accruing loans that are 30 days or more past due.
(7)    Nonperforming assets consist of nonperforming loans and other real estate owned.
(8)    Capital ratios are for Community Bank only.

Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest and Dividends	Yield / Cost (4)	Average Balance	Interest and Dividends	Yield / Cost (4)	Average Balance	Interest and Dividends	Yield / Cost (4)
(Dollars in thousands) (Unaudited)
Assets:
Interest-Earning Assets:
Loans, Net	$1,032,942	$10,860	4.18%	$1,035,426	$10,744	4.13%	$930,371	$11,116	4.74%
Debt Securities
Taxable	133,026	725	2.18	123,332	753	2.44	185,248	1,332	2.88
Exempt From Federal Tax	13,006	96	2.97	13,054	97	2.97	17,405	130	2.98
Marketable Equity Securities	2,612	20	3.06	2,580	19	2.95	2,550	26	4.08
Other Interest-Earning Assets	137,000	99	0.29	123,171	96	0.31	85,336	415	1.93
Total Interest-Earning Assets	1,318,586	11,800	3.56	1,297,563	11,709	3.59	1,220,910	13,019	4.23
Noninterest-Earning Assets	94,262			115,567			115,382
Total Assets	$1,412,848			$1,413,130			$1,336,292
Liabilities and Stockholders' Equity
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$252,521	83	0.13%	$245,977	99	0.16%	$232,045	310	0.53%
Savings	232,647	32	0.05	230,567	32	0.06	215,686	94	0.17
Money Market	198,983	131	0.26	185,644	140	0.30	186,411	262	0.56
Time Deposits	193,194	790	1.63	198,184	879	1.76	224,602	1,230	2.17
Total Interest-Bearing Deposits	877,345	1,036	0.47	860,372	1,150	0.53	858,744	1,896	0.88
Borrowings	54,011	85	0.63	53,512	90	0.67	46,099	133	1.14
Total Interest-Bearing Liabilities	931,356	1,121	0.48	913,884	1,240	0.54	904,843	2,029	0.89
Noninterest-Bearing Demand Deposits	338,223			337,441			270,889
Other Liabilities	9,176			8,477			10,967
Total Liabilities	1,278,755			1,259,802			1,186,699
Stockholders' Equity	134,093			153,328			149,593
Total Liabilities and Stockholders' Equity	$1,412,848			$1,413,130			$1,336,292
Net Interest Income (FTE) (Non-GAAP)		10,679			10,469			10,990
Net Interest Rate Spread (FTE) (Non-GAAP) (1)			3.08%			3.05%			3.34%
Net Interest-Earning Assets (2)	387,230			383,679			316,067
Net Interest Margin (FTE) (Non-GAAP) (3)			3.22			3.21			3.57
Return on Average Assets			0.87			(4.90)			1.39
Return on Average Equity			9.13			(45.13)			12.40
Average Equity to Average Assets			9.49			10.85			11.19
Average Interest-Earning Assets to Average Interest-Bearing Liabilities			141.58			141.98			134.93
(1)    Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)    Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)    Net interest margin represents net interest income divided by average total interest-earning assets.
(4)    Annualized.

AVERAGE BALANCES AND YIELDS

	Year Ended
	December 31, 2020			December 31, 2019
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
(Dollars in thousands) (Unaudited)
Assets:
Interest-Earning Assets:
Loans, Net	$1,008,401	$43,013	4.27%	$913,785	$43,302	4.74%
Debt Securities
Taxable	138,015	3,619	2.62	196,049	5,649	2.88
Exempt From Federal Tax	14,244	450	3.16	23,342	733	3.14
Marketable Equity Securities	2,585	79	3.06	2,530	86	3.40
Other Interest-Earning Assets	105,588	517	0.49	56,665	1,512	2.67
Total Interest-Earning Assets	1,268,833	47,678	3.76	1,192,371	51,282	4.30
Noninterest-Earning Assets	109,241			119,054
Total Assets	$1,378,074			$1,311,425

Liabilities and Stockholders' Equity
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$240,372	590	0.25%	$222,148	1,182	0.53%
Savings	227,277	188	0.08	215,798	507	0.23
Money Market	187,095	708	0.38	181,985	1,040	0.57
Time Deposits	203,128	3,686	1.81	221,904	4,574	2.06
Total Interest-Bearing Deposits	857,872	5,172	0.60	841,835	7,303	0.87
Borrowings	49,147	391	0.80	47,436	554	1.17
Total Interest-Bearing Liabilities	907,019	5,563	0.61	889,271	7,857	0.88
Noninterest-Bearing Demand Deposits	313,858			267,311
Other Liabilities	9,065			9,940
Total Liabilities	1,229,942			1,166,522
Stockholders' Equity	148,132			144,903
Total Liabilities and Stockholders' Equity	$1,378,074			$1,311,425
Net Interest Income (FTE) (Non-GAAP)		42,115			43,425
Net Interest Rate Spread (FTE) (Non-GAAP) (1)			3.15%			3.42%
Net Interest-Earning Assets (2)	361,814			303,100
Net Interest Margin (FTE) (Non-GAAP) (3)			3.32			3.64
Return on Average Assets			(0.77)			1.09
Return on Average Equity			(7.18)			9.89
Average Equity to Average Assets			10.75			11.05
Average Interest-Earning Assets to Average Interest-Bearing Liabilities			139.89			134.08
(1)    Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)    Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)    Net interest margin represents net interest income divided by average total interest-earning assets.

Explanation of Use of Non-GAAP Financial Measures
In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), we use, and this Press Release contains or references, certain non-GAAP financial measures. We believe these non-GAAP financial measures provide useful information in understanding our underlying results of operations or financial position and our business and performance trends as they facilitate comparisons with the performance of other companies in the financial services industry. Although we believe that these non-GAAP financial measures enhance the understanding of our business and performance, they should not be considered an alternative to GAAP or considered to be more important than financial results determined in accordance with GAAP, nor are they necessarily comparable with non-GAAP measures which may be presented by other companies. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found herein.
Non-GAAP adjusted items impacting the Company's financial performance are identified to assist investors in analyzing the Company’s operating results on the same basis as that applied by management. Non-GAAP adjusted items reflect non-cash charges related to goodwill impairment and a writedown on fixed assets from the Monessen branch closure.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
(Dollars in thousands, except share and per share data) (Unaudited)

Net Income (Loss) (GAAP)	$3,079	$(17,395)	$4,677	$(10,640)	$14,327

Non-Cash Charges:
Goodwill Impairment	—	18,693	—	18,693	—
Writedown on Fixed Assets	240	884	—	1,124	—
Income Tax Valuation Allowance Reversal	—	—	(1,311)	—	(1,311)
Tax Effect	(42)	(338)	—	(380)	—
Adjusted Net Income (Non-GAAP)	$3,277	$1,844	$3,366	$8,797	$13,016

Weighted-Average Diluted Common Shares and Common Stock Equivalents Outstanding	5,406,068	5,395,342	5,471,454	5,406,290	5,448,761

Earnings (Loss) per Common Share - Diluted (GAAP)	$0.57	$(3.22)	$0.85	$(1.97)	$2.63
Goodwill Impairment	—	3.46	—	3.46	—
Writedown on Fixed Assets	0.04	0.16	—	0.21	—
Income Tax Valuation Allowance Reversal			(0.24)		(0.24)
Tax Effect	(0.01)	(0.06)	—	(0.07)	—
Adjusted Earnings per Common Share - Diluted (Non-GAAP)	$0.61	$0.34	$0.62	$1.63	$2.39

Net Income (Loss) (GAAP) (Numerator)	$3,079	$(17,395)	$4,677	$(10,640)	$14,327

Annualization Factor	3.98	3.98	3.97	1.00	1.00

Average Assets (Denominator)	1,412,848	1,413,130	1,336,292	1,378,074	1,311,425

Return on Average Assets (GAAP)	0.87%	(4.90)%	1.39%	(0.77)%	1.09%

Adjusted Net Income (Non-GAAP) (Numerator)	$3,277	$1,844	$3,366	$8,797	$13,016

Annualization Factor	3.98	3.98	3.97	1.00	1.00

Average Assets (Denominator)	1,412,848	1,413,130	1,336,292	1,378,074	1,311,425

Adjusted Return on Average Assets (Non-GAAP)	0.92%	0.52%	1.00%	0.64%	0.99%

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
(Dollars in thousands) (Unaudited)

Net Income (Loss) (GAAP) (Numerator)	$3,079	$(17,395)	$4,677	$(10,640)	$14,327

Annualization Factor	3.98	3.98	3.97	1.00	1.00

Average Equity (Denominator)	134,093	153,328	149,593	148,132	144,903

Adjusted Return on Average Equity (GAAP)	9.13%	(45.13)%	12.40%	(7.18)%	9.89%

Adjusted Net Income (Loss) (GAAP) (Numerator)	$3,277	$1,844	$3,366	$8,797	$13,016

Annualization Factor	3.98	3.98	3.97	1.00	1.00

Average Equity (Denominator)	134,093	153,328	149,593	148,132	144,903

Adjusted Return on Average Equity (Non-GAAP)	9.72%	4.78%	8.93%	5.94%	8.98%
Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common equity divided by period-end common shares outstanding. Tangible common equity to tangible assets is a non-GAAP measure and is calculated based on tangible common equity divided by tangible assets. We believe these non-GAAP measures serve as useful tools to help evaluate the strength and discipline of the Company's capital management strategies and as an additional, conservative measure of the Company’s total value.

	December 31, 2020	September 30, 2020	December 31, 2019
(Dollars in thousands, except share and per share data) (Unaudited)

Assets (GAAP)	$1,416,720	$1,392,876	$1,321,537
Goodwill and Other Intangible Assets, Net	(18,131)	(18,663)	(38,952)
Tangible Assets (Non-GAAP)	$1,398,589	$1,374,213	$1,282,585

Stockholders' Equity (GAAP)	$134,530	$133,299	$151,097
Goodwill and Other Intangible Assets, Net	(18,131)	(18,663)	(38,952)
Tangible Common Equity or Tangible Book Value (Non-GAAP)	$116,399	$114,636	$112,145

Tangible Common Equity to Tangible Assets (Non-GAAP)	8.3%	8.3%	8.7%

Common Shares Outstanding	5,434,374	5,398,712	5,463,828

Tangible Book Value per Common Share (Non-GAAP)	$21.42	$21.23	$20.52

Interest income on interest-earning assets, net interest rate spread and net interest margin are presented on a fully tax-equivalent (“FTE”) basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and securities using the federal statutory income tax rate of 21 percent. We believe the presentation of net interest income on a FTE basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice. The following table reconciles net interest income, net interest spread and net interest margin on a FTE basis for the periods indicated:

	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
(Dollars in thousands) (Unaudited)

Interest Income per Consolidated Statement of Operations (GAAP)	$11,755	$11,656	$12,968	$47,467	$51,031
Adjustment to FTE Basis	45	53	51	211	251
Interest Income (FTE) (Non-GAAP)	11,800	11,709	13,019	47,678	51,282
Interest Expense per Consolidated Statement of Operations (GAAP)	1,121	1,240	2,029	5,563	7,857
Net Interest Income (FTE) (Non-GAAP)	$10,679	$10,469	$10,990	$42,115	$43,425

Net Interest Rate Spread (GAAP)	3.07%	3.03%	3.32%	3.13%	3.40%
Adjustment to FTE Basis	0.01	0.02	0.02	0.02	0.02
Net Interest Rate Spread (FTE) (Non-GAAP)	3.08	3.05	3.34	3.15	3.42

Net Interest Margin (GAAP)	3.21%	3.19%	3.55%	3.30%	3.62%
Adjustment to FTE Basis	0.01	0.02	0.02	0.02	0.02
Net Interest Margin (FTE) (Non-GAAP)	3.22	3.21	3.57	3.32	3.64

Adjusted efficiency ratio excludes the effect of certain non-recurring or non-cash items and represents adjusted noninterest expense divided by adjusted operating revenue. The Company evaluates its operational efficiency based on its adjusted efficiency ratio and believes it provides additional perspective on its ongoing performance as well as peer comparability.

	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
(Dollars in thousands) (Unaudited)

Noninterest expense (GAAP)	$9,725	$28,968	$9,026	$56,767	$34,960

Net Interest and Dividend Income (GAAP)	10,634	10,416	10,939	41,904	43,174

Noninterest Income (GAAP)	2,778	2,173	2,322	9,471	8,567
Operating Revenue (GAAP)	13,412	12,589	13,261	51,375	51,741
Efficiency Ratio (GAAP)	72.51%	230.11%	68.06%	110.50%	67.57%

Noninterest expense (GAAP)	$9,725	$28,968	$9,026	$56,767	$34,960
Less:
Other Real Estate Owned (Income)	(39)	(12)	(22)	(69)	(103)
Amortization of Intangible Assets	532	532	532	2,128	2,127
Goodwill Impairment	—	18,693	—	18,693	—
Writedown on Fixed Assets	240	884	—	1,124	—
Adjusted Noninterest Expense (Non-GAAP)	$8,992	$8,871	$8,516	$34,891	$32,936

Net Interest and Dividend Income (GAAP)	10,634	10,416	10,939	41,904	43,174
Noninterest Income (GAAP)	2,778	2,173	2,322	9,471	8,567
Less:
Net Gain (Loss) on Sales of Investment Securities	11	—	—	500	(50)
Change in Fair Value of Marketable Equity Securities	202	(59)	86	(267)	190
Net (Loss) Gain on Disposal of Fixed Assets	(13)	(65)	—	(61)	2
Adjusted Noninterest Income (Non-GAAP)	2,578	2,297	2,236	9,299	8,425
Adjusted Operating Revenue (Non-GAAP)	13,212	12,713	13,175	51,203	51,599
Adjusted Efficiency Ratio (Non-GAAP)	68.06%	69.78%	64.64%	68.14%	63.83%

Allowance for loan losses to total loans, excluding PPP loans, is a non-GAAP measure that serves as a useful measurement to evaluate the allowance for loan losses without the impact of SBA guaranteed loans.

	December 31, 2020	September 30, 2020	December 31, 2019
(Dollars in thousands) (Unaudited)

Allowance for Loan Losses	$12,771	$13,780	$9,867

Total Loans	1,044,753	$1,050,885	$952,496
PPP Loans	(55,096)	(71,028)	—
Total Loans, Excluding PPP Loans (Non-GAAP)	$989,657	$979,857	$952,496

Allowance for Loan Losses to Total Loans, Excluding PPP Loans (Non-GAAP)	1.29%	1.41%	1.04%